ITRONICS INC. AND SUBSIDIARIES
                         COMPUTATION OF LOSS PER SHARE
           FOR THE THREE AND SIX MONTHS ENDED JUNE 30,1997 AND 1996

                                  EXHIBIT 11

                        Three Months Ended June 30, Six Months Ended June 30,
                        --------------------------- -------------------------
                                1997        1996          1997        1996
                             ----------  ----------    ----------  ----------
Common and common
 equivalent shares used in
 determining net loss per
 share

Weighted average number of
 common shares outstanding
 during the period(1,000's)      30,553      29,318        30,250      29,014

Common equivalent shares            -           -             -           -
                             ----------  ----------    ----------  ----------

                                 30,553      29,318        30,250      29,014
                             ==========  ==========    ==========  ==========


Net income Loss)             $ (94,709)  $ (61,606)    $(226,741)  $ (83,192)

Cumulative preferred dividends
for the period                 ( 9,880)    ( 9,880)      (19,760)    (19,760)
                             ----------  ----------    ----------  ----------

Net income (loss) less
 cumulative preferred
 dividends for the period    $(104,589)  $ (71,486)    $(246,501)  $(102,952)
                             ==========  ==========    ==========  ==========

Earnings (Loss) per share    $( 0.0034)  $( 0.0024)    $( 0.0081)  $( 0.0035)
                             ==========  ==========    ==========  ==========

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